Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
OCTOBER 28, 2008	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2008 THIRD QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (Oct. 28, 2008) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the quarter ended Sept. 30, 2008 as follows:

Quarterly Highlights:

•

Net income of $388,000, or $0.01 per fully diluted share, and adjusted net income of $761,000, or $0.01 per fully diluted share when excluding purchase accounting adjustments and restructuring charges.

•

Achieved record revenues in surgical specialties with $5.2 million in the quarter, an increase of 78 percent from the prior year, in large part due to a $1.3 million increase in revenues from hernia repair implants.

•	Achieved above-industry growth in sports medicine, increasing revenues by 29 percent compared to the prior year.

•	Increased number of sports medicine direct biologic representatives to a total of 24, compared to 8 at the beginning of 2008.

•	Increased domestic dental revenues by 15 percent compared to prior year.

•	Launched bovine pericardium for dental applications at the American Academy of Periodontology and American Association of Oral and Maxillofacial Surgeons.

•	Shipped initial launch quantities of new lumbar grafts for Stryker and Orthofix.

“We made significant operational progress during the quarter with our ongoing merger integration activities, the transition from regional distributors to direct biologics representatives in sports medicine and further diversification of our spinal implant distributors,” said Brian K. Hutchison, RTI chairman and chief executive officer. “Our surgical specialties line continues to have the highest growth rate of all our businesses as we increase our recovery of membrane tissues to meet the needs of surgeons and the growing demand for biologics in this market.

Through the end of the year and into 2009, we are confident that we can grow our company through our diversified business portfolio, increases in tissue availability, upcoming product launches and continued post-merger integration of distribution and marketing to achieve potential revenue synergies.”

Revenues were $38.5 million for the third quarter of 2008, compared to revenues of $23.8 million for the third quarter of 2007. Revenues were $109.3 million for the nine months ended Sept. 30, 2008, compared to $68.7 million in the prior year period. The increase in year-over-year revenues reflects the inclusion of revenues of Tutogen Medical since the completion of the merger on Feb. 27, 2008.

For the third quarter of 2008, the company reported net income of $388,000 and net income per fully diluted share of $0.01 based on 55.7 million fully diluted shares outstanding, compared to net income of $178,000 and a net income per fully diluted share of $0.01 based on 30.7 million fully diluted shares outstanding for the third quarter of 2007. For the first nine months of 2008, the company reported net income of $2.5 million and net income per fully diluted share of $0.05 based on 50.4 million fully diluted shares outstanding, compared to net income of $507,000 and net income per fully diluted share of $0.02 based on 30.3 million fully diluted shares outstanding for the same period last year.

For the third quarter and first nine months of 2008, the company’s net income was reduced by purchase accounting adjustments and restructuring charges associated with the Tutogen Medical merger of $600,000 and $2.3 million before income taxes respectively, representing an after tax expense of $373,000 and $1.4 million and a decrease in income per fully diluted share of $0.01 and $0.03 respectively. The adjustments for the third quarter and first nine months of 2008 relate to inventory step-up adjustments of $348,000 and $1.3 million respectively, included in the cost of goods sold; intangibles amortization expense of $252,000 and $588,000 respectively, included in marketing, general and administrative expenses; and $450,000 in restructuring charges for the first nine months of 2008.

During the third quarter and the first nine months of 2008, the company recorded pre-tax stock-based compensation expense totaling $383,000 and $1.2 million respectively, representing an after-tax expense of $238,000 and $771,000, resulting in no change in net income per fully diluted share for the third quarter and $0.02 per fully diluted share for the first nine months of 2008, under the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This compares to stock-based compensation expense totaling $742,000 and $2.2 million before income taxes for the third quarter and the first nine months of 2007, representing an after-tax expense of $461,000 and $1.4 million respectively, and a decrease in net income per fully diluted share of $0.02 and $0.05 respectively.

Revenue Analysis

Spinal constructs revenues totaled $10.9 million in the third quarter and $29.7 million for the first nine months of 2008 compared to $10.8 million and $30.7 million respectively in the prior year periods. Revenues from our largest distributor have declined in both the third quarter and nine month periods compared to the prior year. These declines have been substantially offset by revenues from the former Tutogen Medical spine distributor, and the accelerated development and introduction of new spinal constructs to new distributors throughout the year.

Sports medicine revenues were $8.8 million in the third quarter and $28.0 million for the first nine months of 2008 compared to $6.8 million and $18.7 million respectively in the prior year periods. The sports medicine volumes in the third quarter were impacted by a seasonal decline in elective surgeries and also the transition from a network of independent distributors to primarily direct biologic representatives.

Dental revenues were $7.8 million in the third quarter and $19.5 million for the seven months of combined operations in 2008 compared to $8.3 million and $18.0 million respectively for the comparable prior year results of Tutogen Medical on a stand-alone basis. Dental revenues in the U.S. increased 15 percent for the third quarter, while international dental revenues were down 69 percent compared to the prior period. Dental revenues in the U.S. have increased 15 percent for the first nine months of 2008, while international dental revenues have decreased by 24 percent compared to the prior period.

Surgical specialties revenues were $5.2 million and $11.8 million for the third quarter and the seven months of combined operations in 2008 compared to $2.9 million and $7.0 million respectively for the comparable prior year results of Tutogen Medical on a stand-alone basis. Increases in surgical specialties revenues, particularly in hernia repair, have resulted from increased supplies of tissues for these surgeries since the completion of the Tutogen Medical merger.

Bone graft substitute revenues totaled $3.0 million in the third quarter and $11.8 million for the first nine months of 2008 compared to $4.4 million and $13.1 million respectively in the prior year periods. Revenues from our largest spine distributor in this area have declined significantly for the third quarter and for the first nine months of 2008. In addition, the expected major launch of our new ready-to-use paste has been delayed by our distributor until early 2009.

General orthopedic revenues were $1.9 million for the third quarter and $4.2 million for the first nine months of 2008 compared to $300,000 and $744,000 respectively in the prior year periods. The increased revenues are principally due to the inclusion of revenues of Tutogen Medical as well as increases in distribution of xenograft wedges.

Personnel Announcement

As contemplated in the merger with Tutogen Medical and with the company’s integration nearing completion, Guy Mayer has announced that effective Feb. 27, 2009, in accordance with the terms of his contract, he will transition from his role as president of RTI Biologics to a consultant to RTI. Mayer will continue his role as a member of the company’s board of directors.

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Tuesday, Oct. 28, 2008 at 9:00 a.m. ET to discuss third quarter results. The conference call can be accessed by dialing (877) 856-1964, passcode RTIX Q3. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through Nov. 30, 2008 and can be accessed by calling (888) 203-1112, passcode 1140997; the replay will also be available at www.rtix.com.

Use of Non-GAAP Financial Measures

A reconciliation of the company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the company’s use of the non-GAAP measures, is included in the exhibits to this press release.

About RTI Biologics Inc.

RTI Biologics, Inc. was formed when Regeneration Technologies, Inc. and Tutogen Medical, Inc. merged on Feb. 27, 2008. The company is now the leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics—from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing fully validated sterilization processes that include viral inactivation steps. Two such processes, the BioCleanse® Tissue Sterilization Process and the Tutoplast® process, sterilize tissue, are clinically successful and are scientifically proven to eliminate donor-to-recipient disease transmission risk while preserving tissue strength and biocompatibility. These processes have a proven record of more than two million implants distributed with zero incidence of infection. In addition, RTI pastes are sterilized through the demineralization process, a validated viral inactivation step.

The company is leading the evolution of biologics once again by offering a bovine based biological matrix, providing surgeons an expanded supply of safe, sterile tissue for their patients.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international facilities in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks.

Forward Looking Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about the expected benefits of the business combination involving RTI and Tutogen, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to agreements with distributors also are forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including the ability of RTI to integrate its business successfully and to realize the expected synergies and cost savings from the merger and the risks described in public filings on file with the United States Securities and Exchange Commission (SEC). Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007 (1)	2008	2007 (1)
Total revenues	$38,534	$23,768	$109,272	$68,706
Costs of processing and distribution	20,587	14,222	58,113	42,235

Gross profit	17,947	9,546	51,159	26,471

Total operating expenses	17,314	9,165	46,999	25,363

Operating income	633	381	4,160	1,108

Total other (expense) income - net	(8)	44	(46)	43

Income before income tax expense	625	425	4,114	1,151
Income tax provision	(237)	(247)	(1,577)	(644)

Net income	$388	$178	$2,537	$507

Net income per common share - basic	$0.01	$0.01	$0.05	$0.02

Net income per common share - diluted	$0.01	$0.01	$0.05	$0.02

Weighted average shares outstanding - basic	53,970,491	29,850,187	48,514,294	29,822,472

Weighted average shares outstanding - diluted	55,741,321	30,694,660	50,384,655	30,296,635

(1)	Regeneration Technologies, Inc. only results

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Income and Net Income Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30, 2008		Nine Months Ended September 30, 2008
	Net Income	Impact per Diluted Share	Net Income	Impact per Diluted Share
GAAP results	$388	$0.01	$2,537	$0.05
Purchase accounting adjustments	600	0.01	1,861	0.04
Restructuring charges	—	—	450	0.01
Tax effect	(227)	—	(873)	(0.02)

Adjusted results	$761	$0.01	$3,975	$0.08

Use of Non-GAAP Financial Measures

To supplement RTI Biologic’s condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non- GAAP financial measures that exclude certain amounts, including non-GAAP net income and non –GAAP net income per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of each of the adjustments that management excluded as part of the non-GAAP measures for the three and nine month periods ended September 30, 2008 as well as the reasons for excluding each of these individual items:

Purchase accounting adjustments: These adjustments consist of inventory step up adjustments and amortization of intangible assets resulting from the Company’s merger with Tutogen Medical, Inc. (“TMI”). Management removes the impact of the purchase accounting adjustments from the Company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the Company’s and TMI’s past operating performance. The inventory step-up adjustments were fully expensed as of September 30, 2008 as the related inventory was distributed, while the intangible assets will be amortized over a fourteen-year period, the respective estimated useful life.

Restructuring charges – These adjustments primarily represent employee-related termination benefits associated with the Company’s restructuring activities following the merger with TMI. These charges, which are estimated to be recorded in the twelve-month period following the merger, are not indicative of the Company’s on-going operating performance. Accordingly, management excludes these charges for purposes of calculating these non-GAAP measures to facilitate the evaluation of the Company’s current operating performance and a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures. Restructuring charges could potentially have a material impact on cash flows, net income and net income per fully diluted share. Also, amortization of purchased intangible assets, though not directly affecting RTI Biologics cash flow position, represent a reduction in net book value of intangible assets over time. The amortization expense associated with this reduction in net book value is not included in RTI Biologics non-GAAP net income or non-GAAP net income per fully diluted share and therefore these measures do not reflect the full economic effect of the reduction in net book value of those intangibles assets.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income and non-GAAP net income per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the acquisition related adjustments and restructuring charges. The Company further believes that providing this information better enables RTI Biologic’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007 (1)	2008	2007 (1)
Fees from tissue distribution:
Spinal constructs	$10,926	$10,843	$29,714	$30,719
Sports medicine	8,780	6,824	27,981	18,651
Dental	7,789	—	19,488	—
Surgical specialties	5,241	—	11,753	—
Bone graft substitutes	3,044	4,396	11,775	13,062
General orthopedic	1,894	279	4,193	744
Cardiovascular	—	257	13	1,793
Other revenues	860	1,169	4,355	3,737

Total revenues	$38,534	$23,768	$109,272	$68,706

Domestic revenues	33,518	22,544	94,036	64,461
International revenues	5,016	1,224	15,236	4,245

Total revenues	$38,534	$23,768	$109,272	$68,706

(1)	Regeneration Technologies, Inc. only results

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007 (1)
Assets
Cash and cash equivalents	$21,558	$18,560
Accounts receivable	14,566	9,754
Inventories - net	67,109	39,847
Prepaid and other assets	47,298	32,105
Property, plant and equipment - net	48,597	35,549
Goodwill	226,917	151

Total assets	$426,045	$135,966

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$26,263	$15,821
Short term borrowings and long-term debt	8,126	3,375
Deferred revenue	6,878	4,667
Other liabilities	1,652	460
Stockholders’ equity:
Stock and paid-in capital	403,012	133,637
Additional other comprehensive income	(429)	—
Accumulated deficit	(19,457)	(21,994)

Stockholders’ equity	383,126	111,643

Total liabilities and stockholders’ equity	$426,045	$135,966

(1)	Balances at December 31, 2007 are for Regeneration Technologies, Inc. only

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007 (1)	2008	2007 (1)
Cash flows from operating activities:
Net income	$388	$178	$2,537	$507
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	2,481	1,422	6,145	4,379
Change in working capital	(3,917)	(1,538)	(9,566)	(754)
Other items to reconcile to net cash provided by (used in) operating activities	1,376	988	363	1,957

Net cash provided by (used in) operating activities	328	1,050	(521)	6,089

Cash flows from investing activities:
Net cash (used in) provided by investing activities	(2,302)	(1,047)	1,990	(1,774)

Cash flows from financing activities:
Net cash provided by (used in) financing activities	2,215	26	1,531	(1,029)

Effect of exchange rate changes on cash and cash equivalents	(11)	—	(2)	—

Net increase in cash and cash equivalents	230	29	2,998	3,286
Cash and cash equivalents, beginning of period	21,328	18,766	18,560	15,509

Cash and cash equivalents, end of period	$21,558	$18,795	$21,558	$18,795

(1)	Regeneration Technologies, Inc. only results